Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE	Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION HOLDS

2009 ANNUAL MEETING OF SHAREHOLDERS

GETTYSBURG, PA, May 7—The 2009 Annual Meeting of Shareholders of ACNB Corporation, headquartered in Gettysburg, PA, was held on Tuesday, May 5, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, PA, at 1:00 p.m.  ACNB Corporation is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Farmers National Bank of Newville, Cumberland County, PA, is a division of Adams County National Bank.

The business matters resolved at the Annual Meeting included seven (7) proposals, all of which were approved by the requisite majority of ACNB Corporation shareholders, and the election of directors, four of whom were elected by the requisite plurality of ACNB Corporation shareholders.  The first proposal fixed the number of directors of the Corporation at thirteen (13).  The second proposal fixed the number of Class 1 Directors at five (5); the third proposal fixed the number of Class 2 Directors at four (4); and, the fourth proposal fixed the number of Class 3 Directors at four (4).  In addition, shareholders approved and adopted the amendment to the Articles of Incorporation of ACNB Corporation to authorize preferred stock, as well as approved and ratified the ACNB Corporation 2009 Restricted Stock Plan.  Lastly, Beard Miller Company, LLP was ratified as ACNB Corporation’s independent auditors for the year ending December 31, 2009.

The election of four (4) Class 2 Directors followed. Each member of the Corporation’s Board also serves on the Board of Directors for the Corporation’s banking subsidiary, Adams County National Bank.

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The shareholders elected Alan J. Stock, Jennifer L. Weaver, and Harry L. Wheeler as Class 2 Directors for a three-year term expiring in 2012.  All were previously members of the Board of Directors of ACNB Corporation.

In addition, the shareholders elected John R. Schnitzer as a new member of the Board of Directors of ACNB Corporation to serve as Class 2 Director for a three-year term expiring in 2012.  Mr. Schnitzer has been associated with Smith Elliott Kearns & Company, LLC since 1986 and is currently the Member-in-Charge of this regional certified public accounting firm’s office located in Hanover, PA.  In this role, he is responsible for the oversight of all client and administrative services performed at the Hanover location, including new business development, training, and supervision of staff.  Mr. Schnitzer earned a bachelor of science degree in business administration from Shippensburg University in 1985.  A Certified Public Accountant (CPA), Mr. Schnitzer is a member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants, and Institute of Management Accountants.  Further, he serves on the consulting services committee and large firm task force for the PKF North American Network.  An active member of the local community, Mr. Schnitzer currently serves on the board of directors for the Hanover Rotary Club, as well as for Hanover Hospital for which he is also treasurer and a member of the executive committee.  He and his wife, Jane, reside in Hanover.  They have two children and two grandchildren.

At the Annual Meeting, ACNB Corporation also disclosed that it currently intends to submit an application to have its shares of common stock listed on The NASDAQ Stock Market.  However, the Corporation has not determined when it will submit its application and, if submitted, does not know when the application would be approved and, if approved, does not know when the listing of its shares of common stock on The NASDAQ Stock Market would be effective.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  On March 31, 2009, total assets of ACNB Corporation were $962 million.

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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